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                                  EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

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       Investor Contact:                       Investor Contact:                   Media Contact:
       Peggy Jo Toth                           Todd A. Fromer KCSA                 Bruce MacDonald
       248-644-0500 ext. 42873                 212-682-6300                        248-649-8000
       vsih@vsi-hq.com                         tfromer@kesa.com                    bmacdonald@Stratcomm.net
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              VSI HOLDINGS, INC. INTENDS TO SELLING BUSINESS UNITS

         BLOOMFIELD HILLS, MICH. APRIL 23, 2002 - VSI HOLDINGS, INC. (AMEX: VIS) today announced it is proceeding with plans to sell portions of its marketing services and technology businesses.

         "We believe that there are a number of strategic parties interested in acquiring the marketing services, dealer training and technology portions of our business," said Steve Toth, chairman and chief executive officer of VSI. "We believe such a sale would assure the orderly transition of our business and the continuity needed by our key customers."

         Toth also said VSI is exploring alternative financing options for the immediate future.

         The VSI action results from the decision by its primary lender not to continue funding the revolving line of credit currently utilized by the company to fund its normal business activities. Last week, the lender also informed the company that it must develop and present an orderly workout plan for the liquidation of assets and repayment of secured debt within approximately 60-90 days.

         VSI Holdings Inc. has been severely impacted by the economic downturn last year and subsequently eliminated more than $32 million in operating overhead since last June. The company's client roster includes Fortune 500 companies in the automotive and pharmaceutical industries.

         About VSI Holdings, Inc.

         VSI provides customer relationship management services, Internet/Intranet communications, education and training, and edutainment/entertainment. The company employs approximately 700 professionals through its networks and offers integrated marketing services using a wide range of technology-driven alternatives.

         This release may contain forward-looking statements which are subject to certain risks and uncertainties that could cause changes in our business plans and our actual results to differ materially from those expressed or implied in the forward looking statements. Such factors include, but are not limited to: business and economic conditions; new business solicitation efforts; product demand; the impact of competitors; financing availability; the ability to retain existing customers; and regulatory actions. These risk factors and additional information are included in the company's reports on file with the Securities and Exchange Commission.